Filed pursuant to Rule 433

Registration No. 333-190491

Issuer Free Writing Prospectus dated February 27, 2014

Relating to Preliminary Prospectus Supplement dated February 27, 2014

Pricing Term Sheet for 4.500% Senior Notes due 2024

Issuer:	Juniper Networks, Inc.

Principal Amount:	$350,000,000

Maturity Date:	March 15, 2024

Coupon:	4.500%

Public Offering Price:	99.847%

Yield to Maturity:	4.519%

Spread to Benchmark Treasury:	+187.5 basis points

Benchmark Treasury:	2.75% due February 15, 2024

Benchmark Treasury Spot and Yield:	100-29+ / 2.644%

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2014

Make-Whole Call:	Treasury plus 30 basis points

Distribution Method:	SEC Registered

Trade Date:	February 27, 2014

Settlement Date:	T+3, March 4, 2014

Denominations:	$2,000 and multiples of $1,000 above that amount

CUSIP/ISIN:	48203R AG9 / US48203RAG92

Expected Ratings (Moody’s/S&P)*:	Baa2 / BBB

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by (i) calling Barclays Capital Inc. toll-free at 1-888-603-5847 or (ii) calling Goldman, Sachs & Co. at 1-866-471-2526.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.